RG Barry Reports 1st Quarter Results

PICKERINGTON, Ohio, Nov. 5, 2013 /PRNewswire/ -- R.G. Barry Corporation (Nasdaq: DFZ), today said that shifts in the timing of its holiday shipments to retailers and the sluggish retail environment were among factors that combined to negatively affect its first-quarter fiscal 2014 results.

For the quarter ended September 28, 2013, the Company reported, on a consolidated basis:

  Net earnings of $4.8 million, or $0.41 per diluted share, down 22.4% from $6.1 million, or $0.54 per diluted share, in the first quarter of fiscal 2013;
  Net sales of $41.9 million down 11.3% versus net sales of $47.2 million one year ago;
  Gross profit as a percent of sales at 46.5%, up 220 basis points versus 44.3% in the first quarter last year; and
  Selling, general and administrative expenses of $11.9 million, up 8.0% versus $11.0 million in the comparable quarter a year ago, primarily reflecting increased investment spending that is aligned with long-term growth initiatives not in place one year ago.

"We are obviously disappointed in our first quarter results," said Greg Tunney, President and Chief Executive Officer, "but ours has never been a quarter-to-quarter business. Holiday shipments to retailers can occur in either the first or second quarter, based upon retailer needs; and retail sell-through during the Christmas season has significant impact on our rate of profitability. We are working with our customers to maximize our in-store performance between now and December 31," he said.

Changes in the timing of some seasonal footwear shipments to retailers, the decision to exit a negative-margin private label department store footwear program and sluggish retail sales all contributed to the decline in consolidated quarterly net sales compared to last year. Improved gross profit as a percentage of net sales, in spite of lower top-line and gross profit dollars, resulted from our continuing shift to a more profitable mix of products and channels.

The decline in quarterly consolidated net sales was attributed primarily to the Footwear segment, which was down $5.4 million or 14.2% to $32.8 million from the comparable period last year. A 160 basis point increase in Footwear gross profit as a percentage of net sales to 43.0% reflected the Company's continuing move toward a mix of higher-margin branded footwear sales and away from private label and licensed products.

Accessories segment net sales increased 1.4%, or $128,000 compared to the first quarter last year, to $9.0 million and produced a 59.1% gross profit as a percentage of net sales. The nearly 250 basis point increase in gross profit as a percentage of net sales versus the comparable first quarter of fiscal 2013 was driven by the Company's strategic shift out of discount and lower margin businesses, resulting in a change in product and channel mix across the segment.

Looking Ahead
"We recognize that based upon our business outlook and economic headwinds, this is not going to be an easy year for many suppliers to retail," said Jose G. Ibarra, Senior Vice President Finance and Chief Financial Officer. "Given the current environment, we expect consolidated revenue for the year to be down slightly compared with fiscal 2013. We will have a much better view of the full year when we report on the second quarter and the first half in February."

"We remain fully committed to our growth plan and strategy of investment in both existing and new businesses," added Mr. Tunney. "While we continue to refine our model with a goal of balanced performance, we are not there yet. The real long-term solution for us lies in generating sustainable, profitable growth from channels such as e-commerce and international and expansion into new accessories product categories through acquisitions. Our strong operating cash flow and healthy balance sheet give us the flexibility to fund growth initiatives even in a challenging retail environment."

Conference Call/Webcast Today
RG Barry senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Standard Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from teleconference participants.
To listen via the Internet, log on to http://www.videonewswire.com/event.asp?id=96753.

The conference call will be available at 800.860.2442 (U.S.), 866.605.3852 (Canada) and +1.412.858.4600 (international) until five minutes before starting time.

Replays will be available beginning approximately one hour after the call conclusion and running and through 9 a.m. Eastern Time, Nov. 20, 2013 at 877.344.7529 (U.S.) and +1.412.317.0088 (Canada/international); ask for conference 10036385. Replays and a written transcript of the call will be posted for up to one year in the Investor Room section of rgbarry.com.

About RG Barry
RG Barry develops accessories brands that provide fashionable, solution-oriented products for a great life. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to secure and protect trademarks and other intellectual property; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; the unexpected loss of any of the skills and experience provided by our senior officers; our ability to successfully integrate any new business acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in news release and in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended June 29, 2013 (the "2013 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in "Item 1A. Risk Factors" of Part I of our 2013 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	September 28, 2013	September 29, 2012	Decrease
Net sales	$ 41,911	$ 47,233	-11.3%
Cost of sales	22,439	26,316	-14.7%
Gross profit	19,472	20,917	-6.9%

Gross profit (as percent of net sales)	46.5%	44.3%

Selling, general and administrative expenses	11,882	10,990	8.1%

Operating profit	7,590	9,927	-23.5%

Other income	363	223
Interest (expense), net	(139)	(177)	-21.5%

Earnings, before income taxes	7,814	9,973	-21.6%

Income tax expense	3,051	3,839	-20.5%

Net earnings	$ 4,763	$ 6,134	-22.4%

Earnings per common share
Basic	$ 0.42	$ 0.54	-22.2%
Diluted	$ 0.41	$ 0.54	-24.1%

Weighted average number of common shares outstanding
Basic	11,395	11,282
Diluted	11,516	11,454

Common shares outstanding at the end of period	11,388	11,265

Cash dividends declared per share	$ 0.09	$ 0.08

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(unaudited)	(unaudited)	(audited)
	September 28, 2013	September 29, 2012	June 29, 2013

ASSETS
Cash & short-term investments	$ 19,285	$ 14,578	$ 39,500
Accounts receivable, net	29,766	34,301	16,755
Inventory	33,989	30,610	24,239
Prepaid expenses and other current assets	4,156	2,989	3,670
Total current assets	87,196	82,478	84,164

Net property, plant and equipment	4,126	4,150	4,178

Other assets	41,514	44,685	41,911
Total assets	$ 132,836	$ 131,313	$ 130,253

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable & current installments of long-term debt	4,286	6,036	4,286
Accounts payable	10,145	8,078	10,655
Other current liabilities	5,803	7,467	4,899
Total current liabilities	20,234	21,581	19,840

Long-term debt	15,000	19,286	16,071
Accrued retirement costs and other	6,600	10,763	7,165
Shareholders' equity, net	91,002	79,683	87,177
Total liabilities & shareholders' equity	$ 132,836	$ 131,313	$ 130,253

CONTACT: Roy Youst, RG Barry Investor Relations, 614.729.7200, ryoust@rgbarry.com; Jose G. Ibarra, Senior VP Finance/CFO 614.864.6400, jibarra@rgbarry.com